
                 SIMPSON MANUFACTURING CO., INC. AND SUBSIDIARIES
                     COMPUTATION OF EARNINGS PER COMMON SHARE
                                     (UNAUDITED)

                                     EXHIBIT 11
                                   --------------

                              Basic Earnings per Share

                                                Three Months Ended               Six Months Ended
                                                     June 30,                        June 30,
                                           ----------------------------    ----------------------------
                                               1999            1998            1999            1998
                                           ------------    ------------    ------------    ------------
Weighted average number of common
  shares outstanding                         11,779,256      11,561,786      11,680,581      11,546,329
                                           ============    ============    ============    ============

Net income                                 $ 10,072,757    $  8,373,468      17,721,159      14,043,234
                                           ============    ============    ============    ============

Basic net income per share                 $       0.86    $       0.72            1.52            1.22
                                           ============    ============    ============    ============


                 SIMPSON MANUFACTURING CO., INC. AND SUBSIDIARIES
                     COMPUTATION OF EARNINGS PER COMMON SHARE
                                    (UNAUDITED)

                                     EXHIBIT 11
                                   --------------

                             DILUTED EARNINGS PER SHARE

                                                Three Months Ended               Six Months Ended
                                                     June 30,                        June 30,
                                           ----------------------------    ----------------------------
                                               1999            1998            1999            1998
                                           ------------    ------------    ------------    ------------
Weighted average number of common
  shares outstanding                         11,779,256      11,561,786      11,680,581      11,546,329

Shares issuable pursuant to employee
  stock option plans, less shares
  assumed repurchased at the average
  fair value during the period                  441,999         514,046         481,144         508,423

Shares issuable pursuant to the
  independent director stock option
  plan, less shares assumed repurchased
  at the average fair value during
  the period                                      3,974           5,194           3,731           4,985
                                           ------------    ------------    ------------    ------------

Number of shares for computation of
  diluted net income per share               12,225,229      12,081,026      12,165,456      12,059,737
                                           ============    ============    ============    ============

Net income                                 $ 10,072,757    $  8,373,468      17,721,159      14,043,234
                                           ============    ============    ============    ============

Diluted net income per share               $       0.82    $       0.69    $       1.46    $       1.16
                                           ============    ============    ============    ============
